Exhibit 99.1

NEWS RELEASE

Date:	August 23, 2006
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 588-4624

XETA TECHNOLOGIES ANNOUNCES
THIRD QUARTER RESULTS

Broken Arrow, OK —XETA Technologies (NASDAQ: XETA) today announced earnings of $0.286 million, or $0.03 per share diluted, on revenues of $15.7 million for the Company’s third fiscal quarter ending July 31, 2006.  This compares to earnings of $0.064 million, or $0.01 per share diluted, on revenues of $13.5 million for the third fiscal quarter of 2005.

For the nine months year-to-date, the Company reported earnings of $0.202 million, or $0.02 per share diluted, on revenues of $43.2 million compared to earnings of $0.306 million, or $0.03 per share diluted, on revenues of $41.6 million for the comparable period in fiscal 2005.

“We are very pleased with our third quarter results, stated Jack Ingram, XETA’s CEO.  “All segments of our business contributed significantly to our 16% revenue growth and 351% earnings growth.  These earnings are the strongest we have generated since our third quarter of fiscal 2004.  This strength demonstrates that we have absorbed the effects of the significant cost structure build-up of late 2004 incurred to complete the launch of our long-range Nortel initiative.  To a large extent this initiative is providing the opportunities that we are now capitalizing upon.”

According to Greg Forrest, President, “System sales remained strong in the third quarter, up 17% versus last year.  Year-to-date systems sales are up 9%, with both Avaya and Nortel sales steadily contributing to this growth.  Operationally, we have launched several new initiatives targeting business process improvements. We are encouraged with our progress as we are beginning to see results in all disciplines of our organization.”

“We are especially pleased to report that our Managed Services line of business continues to gain momentum,” continued Forrest.  “Our total Managed Services revenue is up 11% compared to the third quarter of last year, which is driven primarily in the commercial segment.  This commercial segment has demonstrated 38% year-over-year growth and is rapidly becoming a large percentage of our recurring revenues, now accounting for approximately one third of the Company’s total recurring revenue stream.  We continue to have success in the steady acquisition of new customers and we are beginning to penetrate deeper into existing customer accounts.

“Additionally, during the quarter we launched initiatives targeting a number of exciting new addressable markets.  The broad commercial marketplace presents many opportunities for XETA and we are matching our capabilities to new revenue opportunities. The opportunities which we are targeting will capitalize on our existing competencies in data and our installation expertise. We believe we can develop significant new revenues streams with minimal investment resulting in a short ramp to profit.”

“Given the strengths of the Company’s competencies and the opportunities presented by our marketplace we are positioned to generate regular success stories,” Ingram stated.  “We feel that momentum is on our side and should carry through the fourth quarter and beyond.  Insofar as the fourth quarter is concerned, system sales, as always, represent the wild card when it comes to estimating short term future results.  Assuming system sales remain at essentially the same level as we saw in the third quarter, we estimate our fourth quarter earnings to be in the 2 to 4 cents per share range with earnings for the year in the 4 to 6 cents per share range.”

XETA Technologies will host a conference call to discuss these fiscal 2006 third quarter results at 10 a.m. (TZ: Central) on Thursday, August 24, 2006.  The media, analysts and investors are invited to participate by dialing 877-209-0397.  A replay of the call will be available from 1:30 p.m. (TZ: Central) that day through 11:59 p.m. (TZ: Central) on August 31, 2006 by dialing 800-475-6701, access code 832815.

	Quarter Ending July 31		Nine Months Ending July 31
	2006	2005	2006	2005
Sales

Systems	7,791	6,646	21,049	19,280

Services	7,778	6,632	21,446	20,932

Other	91	244	743	1,429

Total	15,660	13,522	43,237	41,641

Gross Profit Margin	26.6%	26.7%	24.2%	26.4%

Operating Expense	3,678	3,494	10,024	10,586

Income From Operations	482	122	448	425

Interest And Other Income (Exp)	(11)	(18)	(90)	79

Net Income After Tax	286	64	202	306

Basic Earnings Per Share	$0.03	$0.01	$0.02	$0.03
Diluted Earnings Per Share	$0.03	$0.01	$0.02	$0.03

Wt. Avg. Common Shares Outstanding	10,215	10,094	10,181	10,057

Wt. Avg. Common Equivalent Shares	10,215	10,117	10,209	10,092

(The information is presented in thousands except percentages and per-share data.)

			July 31, 2006	October 31, 2005
Assets	Current	Cash	44	177

		Receivables (net)	12,537	11,634

		Inventories (net)	4,986	5,650

		Other	1,385	2,289

		Subtotal	18,952	19,750

	Non-Current	Receivables (net)	116	167

		PPE (net)	10,439	10,411

		Goodwill & Intangibles	26,586	26,656

		Other	5	35

		Subtotal	37,146	37,269

	Total Assets		56,098	57,019

Liabilities	Current	Notes Payable	345	1,123

		Revolving Line of Credit	4,722	4,395

		Accounts payable	3,770	4,848

		Unearned Revenue	1,978	1,506

		Accrued Liabilities	2,435	2,398

		Subtotal	13,250	14,270

	Non-Current	Long Term Debt	1,569	1,697

		Other	3,910	3,954

		Subtotal	5,479	5,651

	Total Liabilities		18,729	19,921

Equity			37,369	37,098

(The information is presented in thousands.)

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About XETA Technologies

XETA Technologies is a leading provider of enterprise-class communications solutions, installation and service in the emerging, highly technical world of converged communications solutions for voice and data applications. XETA has sales and service locations nationwide. XETA is one of the largest providers of Avaya voice and data communication solutions and has recently added the Nortel voice and data product line. XETA markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry. More information about XETA (NASDAQ:  XETA) is available at www.xeta.com.

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning new revenue stream opportunities, and revenues and earnings expectations.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: the Company’s ability to continue to improve systems sales while maintaining gross profit margins; the Company’s ability to continue to add new service customers and produce acceptable gross margins on service revenues; increased competition; the Company’s ability to successfully exploit the Nortel  market, and the long term success of the Company’s growth strategies; the Company’s dependence upon a few significant customers for the recent growth in its managed service offering;  the impact of increased cell phone use by hotel guests upon the Company’s lodging customers’ decisions to maintain their call accounting service contracts; and the availability and retention of sales professionals and certified technicians.  Additional factors that could affect actual results are described in Item 1.A entitled “ Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2005, as updated in its Form 10-Q for the fiscal quarter ended January 31, 2006.